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Exhibit 3.5

Bylaws of Evergreen Resources, Inc.

Amendment to Section 2.13

        Section 2.13    NOTICE OF SHAREHOLDER NOMINATIONS.

          (a)   Only persons who are nominated in accordance with the procedures set forth in this Section 2.13 shall be eligible for election as directors of the corporation. Nomination of persons for election to the board of directors of the corporation may be made at a meeting of shareholders (i) by or at the direction of the board of directors or (ii) by any shareholder of the corporation entitled to vote for the election of directors at such meeting who complies with the procedures set forth in this Section 2.13.

          (b)   All nominations by shareholders shall be made pursuant to timely notice in proper written form to the Secretary of the corporation.

            (1)   To be timely, a shareholder's notice shall be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the date of the preceding year's annual meeting, unless such requirement is expressly waived in advance of the meeting by formal action of the board of directors; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a shareholder's notice as described above. For purposes of this Section 2.13, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (2)   To be in proper written form, such shareholder's notice shall set forth in writing (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to such person that would be required to be disclosed in solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including, without limitation, such person's written consent to being named as a nominee and to serving as a director if elected; and (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address, as they appear on the corporation's books, of such shareholder and such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such shareholder and such beneficial owner, and (iii) any material interest of the shareholder and/or such beneficial owner in the nominee or the nominee's election as a director.

          (c)   At the request of the board of directors, any person nominated by the board of directors for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.

          (d)   Notwithstanding the foregoing provisions of this Section 2.13, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this 2.13.

          (e)   Nothing in this Section 2.13 shall be deemed to affect any rights of holders of any series of Preferred Stock to elect directors under specified circumstances.

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Bylaws of Evergreen Resources, Inc. Amendment to Section 2.13